Byrna Technologies Inc. 8-K

Exhibit 99.1

Byrna Technologies Introduces its Revolutionary Byrna Eco-Kinetic Round – the First Truly Environmentally Friendly .68 Caliber Non-Lethal Round

ANDOVER, MA (AUGUST 2, 2021) — Byrna Technologies Inc. (NASDAQ: BYRN) (CSE: BYRN) (“Byrna” or “the Company”) today announced the introduction of its new .68 caliber projectile, the Byrna Eco-Kinetic round. The Eco-Kinetic round became available for pre-order on the Byrna website (www.byrna.com) starting on August 1.

The Byrna Eco-Kinetic round is a revolutionary .68 caliber non-lethal projectile designed to replace both kinetic and inert practice rounds. At only 25 cents per round (in the 400-count container), Byrna’s Eco-Kinetic round is one of the lowest priced non-lethal rounds on the market. More importantly, the Eco-Kinetic is the first truly environmentally friendly .68 caliber non-lethal projectile. This water-soluble round dissolves completely when left out in the elements. The Byrna Eco-Kinetic round is designed to “make your mark without leaving a trace,” which is the tagline for this product.

Byrna’s Eco-Kinetic projectile also features Byrna’s VI (visual impact) technology producing a “report” when it strikes a hard surface. By producing a small cloud and leaving a visible mark indicating where the round strikes the target, users can see the exact location of their shot (in the same way they can with the more expensive inert rounds). The very low purchase price of the Eco-Kinetic round, coupled with Byrna’s VI technology and the fact that this is an environmentally friendly projectile, makes Byrna’s Eco-Kinetic round ideal for target practice and recreational use. Byrna intends to feature the Eco-Kinetic round prominently in its upcoming recreational and family-fun marketing campaigns. The Eco-Kinetic round can also be used to replace the “Byrna Kinetic” round for self-defense as they both deliver the same amount of joule energy.

Byrna will continue to offer its inert rounds under the “Byrna Training” label. These rounds, which are designed to mimic the cloud produced by “Byrna Pepper” and “Byrna Max”, are used primarily by law enforcement during training so that they can see the dispersion of the chemical irritant cloud. Similarly, Byrna will continue to offer its “Byrna Kinetic” round as a self-defense and glass breaking round. The “Byrna Kinetic” round, which can break a car window and uses pain compliance to stop an assailant, has proven to be very popular with both the private security and law enforcement communities.

“Environmental sustainability is extremely important to us at Byrna and it was the driving force behind the development of our Eco-Kinetic round,” stated Bryan Ganz, CEO of Byrna Technologies. “We believe that our Eco-Kinetic round will become our best-selling projectile as consumers embrace the recreational use of the Byrna, honing their shooting skills in their backyards while having fun with friends and family. Importantly, by increasing engagement, Byrna owners will become more proficient with their devices and more comfortable in the event they need to deploy their Byrna in a real-world self-defense situation. Moreover, this increased consumer engagement should help us further leverage Byrna’s razor/razorblade model.”

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company's investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state of the art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products visit the Company's e-commerce store www.byrna.com.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the U.S. and Canadian securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", “projects”, "intends", "anticipates" and "believes” and statements that certain actions, events or results "may", "could", "would", "should", "might," "occur" or "be achieved" or "will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to our expectations for continued robust improvement in financial results for 2021, plans to implement marketing programs, and our ability to increase the global awareness of our brand. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to: disruption of the supply chain, production or shipping related to the ongoing pandemic, changes in laws and regulations applicable to the business, events or factors that may negatively affect the demand for the Company’s products including competitors’ introduction or marketing of new or superior products. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A in our most recent Form 10-K and subsequent filings with the Securities and Exchange Commission (“SEC”), should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties., and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies, Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Mike Gaudreau 212-836-9620